EXHIBIT (a)(1)(F)
Confirmation E-mail to Employees who Elect to Participate in the
Offer to Amend the Exercise Price of Certain Options
     TD AMERITRADE Holding Corporation has received your acceptance of the tender offer and all of your applicable options will be amended on March 23, 2007 to increase the exercise price.
     Following completion of the tender offer, you will receive an amendment to your stock option agreement. No action is required on your part, but you should retain this document for your records. Your options will be adjusted and available for viewing via PeopleSoft shortly after the tender offer closes.
     If you change your mind, you may withdraw your acceptance as to some or all of your eligible options by submitting a properly completed and signed withdrawal form before 6:00 p.m., Eastern Daylight Time, March 23, 2007:
      online via PeopleSoft, which is accessible at https://ps.ameritrade.com or via fax to:
      Human Resources Department
      TD AMERITRADE Holding Corporation
      Fax: (402) 827-8921
      or hand delivery to:
      Human Resources Department
      TD AMERITRADE Holding Corporation
      4211 S. 102nd Street
      Omaha, Nebraska 68127
     Only responses that are complete, signed and actually received by the Human Resources Department or submitted online via PeopleSoft by the deadline will be accepted. Responses submitted by any other means, including e-mail, are not permitted. If you have questions about this process or would like to request additional copies of the Offer to Amend, please contact your Human Resources Relationship Manager or call the Human Resources Associate Resource Center at (866) 373-3872.
     Please note that our receipt of your election form is not by itself an acceptance of the options for amendment. For purposes of the offer, TD AMERITRADE will be deemed to have accepted options for amendment that are validly tendered and not properly withdrawn by you as of when TD AMERITRADE gives oral or written notice to the option holders generally of its acceptance for amendment of such options, which notice may be made by e-mail or other method of communication. TD AMERITRADE’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.
     This notice does not constitute the Offer to Amend. The full terms of the offer are described in the Offer to Amend and the documents accompanying it. You may also access these documents, except your personalized Election Form, through TD AMERITRADE’s intranet site, Athena, by accessing the tab titled Associate Resources, or through the U.S. Securities and Exchange Commission’s website at www.sec.gov. You may access your personalized Election Form by contacting the Human Resources Associate Resource Center at phone number (866) 373-3872 or at PeopleSoft, which is accessible at https://ps.ameritrade.com.

EXHIBIT (a)(1)(F)
Confirmation E-mail to Employees who Withdraw their Stock Options from the
Offer to Amend the Exercise Price of Certain Options
     TD AMERITRADE Holding Corporation has received your withdrawal form, by which you withdrew your prior acceptance of TD AMERITRADE’s offer to amend your eligible outstanding options.
     If you change your mind, you may once again elect to amend some or all of your eligible options by completing and signing the election form that was previously provided to you, and submitting it before 6:00 p.m., Eastern Daylight Time, March 23, 2007:
      online via PeopleSoft, which is accessible at https://ps.ameritrade.com or via fax to:
      Human Resources Department
      TD AMERITRADE Holding Corporation
      Fax: (402) 827-8921
      or hand delivery to:
      Human Resources Department
      TD AMERITRADE Holding Corporation
      4211 S. 102nd Street
      Omaha, Nebraska 68127
     Only responses that are complete, signed and actually received by the Human Resources Department or submitted online via PeopleSoft by the deadline will be accepted. Responses submitted by any other means, including e-mail, are not permitted. If you have questions about this process or would like to request additional copies of the Offer to Amend, please contact your Human Resources Relationship Manager or call the Human Resources Associate Resource Center at (866) 373-3872.
     This notice does not constitute the Offer to Amend. The full terms of the offer are described in the Offer to Amend and the documents accompanying it. You may access these documents, except your personalized Election Form, through TD AMERITRADE’s intranet site, Athena, or through the U.S. Securities and Exchange Commission’s website at www.sec.gov. You may access your personalized Election Form by contacting the Human Resources Associate Resource Center at phone number (866) 373-3872 or via PeopleSoft at https://ps.ameritrade.com.

EXHIBIT (a)(1)(F)
[DATE], 2007 — Weekly after Offer commences and on the final two days of the Offer
     As of [DATE], we have not received your acceptance of the tender offer, or “Offer to Amend”. Participation is voluntary, but if you do not participate you could be subject to personal tax consequences. The tender offer will expire at 6:00 p.m., Eastern Daylight Time, on March 23, 2007 unless we extend the offer.
     If you would like to participate in this offer, a properly completed and signed copy of the election form must be submitted online via PeopleSoft, accessible at https://ps.ameritrade.com, hand delivered to the Human Resources Department at 4211 S. 102nd Street, Omaha, Nebraska 68127, or received via facsimile to the Human Resources Department at (402) 827-8921, by 6:00 p.m., Eastern Daylight Time, on March 23, 2007.
     Only responses that are complete, signed and actually received by the Human Resources Department by the deadline will be accepted. Responses submitted by any other means, including e-mail, are not permitted. If you have questions about this process or would like to request additional copies of the Offer to Amend, please contact your Human Resources Relationship Manager or call the Human Resources Associate Resource Center at (866) 373-3872.
     This notice does not constitute the Offer to Amend. The full terms of the offer are described in the Offer to Amend and the documents accompanying it. You may access these documents, except your personalized Election Form, through TD AMERITRADE’s intranet site, Athena, and access the tab Associate Resources, or through the U.S. Securities and Exchange Commission’s website at www.sec.gov. You may access your personalized Election Form by contacting the Human Resources Associate Resource Center at phone number (866) 373-3872 or at PeopleSoft at https://ps.ameritrade.com.